UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2009

GIGOPTIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-153362	26-2439072
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 Geng Road, Suite 250

Palo Alto, CA 94304

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (650) 424-1937

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 3.02.	Unregistered Sales of Equity Securities.

On December 28, 2009, GigOptix, Inc. (the “Company”) completed a private equity offering (the “Offering”) of units (the “Units”) pursuant to securities purchase agreements by and between the Company and the purchasers listed therein. Pursuant to the Offering, the Company issued a total of 392,500 shares of common stock, $0.001 par value per share (the “Shares”) and 392,500 warrants to purchase shares of common stock at an exercise price of $2.50 per share (the “Warrant Shares”), exercisable commencing six months from the closing date of the Offering and terminating four years from the closing date of the Offering. The total gross proceeds the Company received from this Offering was $785,000. 162,500 Shares and 162,500 Warrant Shares purchased by certain investors in this Offering were granted piggyback registration rights and preemptive rights with respect to certain future offerings of equity securities by the Company. These preemptive rights terminate in the event the Company conducts a follow-on public offering.

In addition, the Company compensated Sandgrain Securities Inc., as placement agent (the “Placement Agent”), for assisting in the sale of Units by paying them commissions in the amount of $26,000, and issuing the Placement Agent 13,000 Shares and warrants to purchase 13,000 shares of the Company’s common stock exercisable at $2.50 per share, exercisable commencing six months from the closing date of the Offering and terminating four years from the closing date of the Offering. The securities issued to the Placement Agent also have piggyback registration rights and preemptive rights with respect to certain future offerings of equity securities by the Company. These preemptive rights terminate in the event the Company conducts a follow-on public offering.

The securities were offered and sold in connection with this Offering in reliance upon Section 4(2) of the Securities Act of 1933 or Regulation D promulgated thereunder. Each investor represented that they were acquiring the securities for investment only and not with a view toward resale or distribution. Neither we nor anyone acting on our behalf offered or sold these Units by any form of general solicitation or general advertising.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIGOPTIX, INC. (Registrant)

Date: December 30, 2009	By:	/s/ DR. AVI KATZ
Dr. Avi Katz
Chief Executive Officer